SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549
                      ________________________

                              FORM S-8

                    REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933


                         IRT INDUSTRIES, INC.
       (Exact name of registrant as specified in its charter)

        FLORIDA                         59-2720096

    (State or other jurisdiction of    (I.R.S. Employer
     incorporation or organization)    Identification No.)



555 South Federal Highway, Suite 200, Boca Raton, Florida  33432
         (Address of Principal Executive Offices)(Zip Code)

                    CONSULTANT SERVICES PLAN
                      (Full title of the plan)


                        Martin & Rylander
      1730 Rhode Island Ave., NW Suite 812, Washington D.C. 20036
             (Name and address of agent for service)


                         (202)408-1155
  (Telephone number, including area code, of agent for service)

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR REINVESTMENT PLAN, CHECK THE FOLLOWING BOX; [X]


                   CALCULATION OF REGISTRATION FEE

                                        Proposed         Proposed
                                        maximum          maximum
Title of securities  Amount to be       offering         aggregate offering
to be registered     registered         price per unit   price

Common stock         1,500,000 shares   $0.34            $510,000


Amount of registration fee: (1)  $150.45

(1) Based upon the average of the high closing bid and asked price reported on the OTC Bulletin Board on July 22, 1998

    PART I - INFORMATION REQUIRED IN THE SECTION 10(a)
    PROSPECTUS

    Pursuant to Rule 428(b)(1), the information required by Part
    I is included in documents sent or given to each consultant
    ("Consultant"), to IRT Industries, Inc., a Florida corporation ("Company").

    PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    Item 3 - Incorporation of Documents by Reference

    The following documents are incorporated by reference to this Registration Statement and made a part hereof:

    (a) The Registrant's latest Annual Report on Form 10K for the fiscal year ended June 30, 1997, filed under Section
    13(a) or 15(d) of the Securities Act of 1934, as amended
    (the "Exchange Act").

    (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) immediately above.

    (c) The Registrant's Form S-18 dated November 4, 1986, included in its Registration Statement, including exhibits thereto, as amended, filed under the Securities Act of 1933, Commission File No. 33-10001-A.

    (d) The description of Securities of the Registrant offered hereunder is contained under the caption "Description of Securities" on Page 18 of the Registrant's Form S-18 dated November 4, 1986, included in its Registration Statement, including exhibits thereto, as amended, filed under the Securities Act of 1933, Commission File No. 33-10001-A.

    All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

    Item 4.  Description of Securities.

    The class of securities to be offered is registered under
    Section 12 of the Exchange Act.

    Item 5.  Interests of Named Experts and Counsel.

    The law firm supplying the enclosed opinion is entitled to receive at least 50,000 Shares for services as to the Company.

    Item 6.  Indemnification of Directors and Officers.

    The Company's By-Laws and Florida law contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons.

         Such provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not maintain a liability insurance policy for the benefit of its directors. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors' liability insurance to provide protection against the increased risks of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but may limit personal liability for monetary damages for breach of that duty. The provisions may not, however, eliminate or limit the liability of a director for intentionally acting in bad faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any unfair transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (stockholder derivative actions). The provisions do not require a showing of good faith. Moreover, it does not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. The provisions may also eliminate or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company. The provisions diminish the rights of action previously available to shareholders. The Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

    Item 7.  Exemption from Registration Claimed.

    Not Applicable.

    Item 8.  Exhibits.

    See - Exhibits and Exhibit Index immediately following the
    Signature Page hereof.


    Item 9.  Undertakings.

    The undersigned Registrant hereby undertakes:
  (1)  To file, during
    any period in which offers or sales are
    being made, a post-effective amendment to this Registration
    Statement:

     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the securities Exchange Act of
    1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.



    SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Boca Raton, State of Florida, on July 24, 1998.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


    IRT INDUSTRIES, INC.


      /s/ Richard Rossi

    Richard Rossi, President, Treasurer
    (acting as principal executive officer and principal financial officer)


      /s/Ross John

    Ross John, Director


    /s/ Ronald D' Grillo

    Ronald D' Grillo, Director




               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549



         EXHIBITS

         TO

         FORM S-8
         REGISTRATION STATEMENT UNDER
         THE SECURITIES ACT OF 1933


           IRT INDUSTRIES, INC.       EXHIBIT INDEX



    EXHIBIT NO.    DESCRIPTION              PAGE NO.

    4              INSTRUMENTS DEFINING     INCORPORATED BY
                   RIGHTS OF SECURITIES     REFERENCE
                   HOLDERS                  FROM REGISTRATION
                                            STATEMENT

                                            ON FILE WITH COMMISSION
                                            (SEC FILE NO.33-10001-A)

    5              OPINION RE:  LEGALITY    E-2
                   (AND CONSENT)

    10             CONSULTANT SERVICES      E-3
                   PLAN

    24             CONSENTS OF EXPERTS      E-2 (AS TO LEGAL CONSENT)
                   AND COUNSEL              E-4 (AS TO ACCOUNTANT'S CONSENT)






         E-1




         EXHIBIT 5

         OPINION RE:  LEGALITY
         (AND CONSENT)




         E-2



    [On Company Letterhead]

    July 24, 1998

    IRT Industries, Inc.
    Attn: Board of Directors
    555 South Federal Highway, Suite 200
    Boca Raton, Florida  33432

         Re:  SEC Registration Statement on Form S-8

    Dear Sirs:

    Martin & Rylander, P.C. (the "Firm") has been engaged as counsel for IRT Industries, Inc., a Florida corporation (the "Company"), in connection with its proposed offering under the Securities Act of 1933, as amended (the "Act"), of one million, five hundred thousand (1,500,000) shares of its Common Stock, par value $.0001, which are to be issued under a plan executed by the Company for consulting services (the "Plan") (the "Shares"), by a filing of a Registration Statement on Form S-8 (the "Registration Statement"), of which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission").

    In connection with rendering the opinion as set forth below, the undersigned has reviewed and examined originals or copies, identified to our satisfaction, of applicable documentation, determined in our discretion, including a Written Consent of the Board of Directors of the Company dated July 24, 1998.

    In our examination of all documents submitted in relation to this opinion letter and the Registration Statement we have assumed the genuineness of all signatures, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to the Firm as originals, the conformity with the original documents of all documents submitted to the Firm as certified or photostatic copies, and the authenticity of the originals of such copies. We have further assumed that the recipients of the Shares under the Plan will or have completed the required services, and/or provided considerations required under the terms of the Plan acceptable to the Board of Directors and that any shares to be issued pursuant to the Plan will have been registered in accordance with the Act, specifically under Form S-8, absent the application of an exemption from registration, prior to the issuance of such shares.

    Based upon the foregoing and in reliance thereon, it is our opinion that, subject to the limitations set forth herein, the Shares, when issued, will be duly and validly authorized, legally issued, and fully paid and nonassessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the Registration Statement and does not cover any subsequent issuance of additional shares pursuant to the Plan, if any, pertaining to services to be performed in the future.

    We consent to you filing this opinion with the Commission as an exhibit to the Registration Statement. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purposes without our prior written consent. This opinion is based upon our knowledge of the law and facts as of the date hereof. We assume no duty to communicate with you with respect to any matters that come to our attention hereafter.

    Sincerely,

    MARTIN & RYLANDER, P.C.


    /s/ Jennifer C. Adams
    Jennifer C. Adams
    Counsel to IRT Industries, Inc.




    E-2(2)




    EXHIBIT 10

    CONSULTANT SERVICES PLAN



      E-3  CONSULTANT SERVICES PLAN


    THIS CONSULTANT SERVICES PLAN ("Plan") is made effective as of the 24th day of July, 1998, by IRT INDUSTRIES, INC., a Florida corporation ("Company"), for various consultants as designated by the Board ("Consultant").





    R E C I T A L S:



    The Company wishes to grant, and the Consultants wish to receive, as compensation for consultation services to the Company, a total of 1,500,000 Shares of the common stock of the Company ("Common Stock"), all pursuant to the provisions set forth herein;

    NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, premises, mutual promises, covenants, terms and conditions herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

    1. Grant of Shares. The Company hereby grants to the Consultants shares of Common Stock (the "Shares") in the
    Company.

    2. Services. Consultants have been engaged by the Company and the Company has received business consultation services and promises of additional services.

    3. Compensation. The Consultants are not entitled to receive cash compensation, unless and until any agreement to the contrary is reached with any particular Consultant. Consultants compensation is the Shares identified herein. The parties agree the Shares are valued at $ .34 each.

    4. Registration or Exemption. Notwithstanding anything to the contrary contained herein, the Shares may not be issued unless the Shares are registered pursuant to the Securities Act of 1933, as amended ("Act").
    5.  Delivery of Shares.   The Company shall deliver, subject
    to the terms and conditions of this Plan, to each Consultant, as soon as practicable, a Certificate representing the Shares. Each Consultant agrees to be bound by the terms and conditions under the Plan by accepting delivery of the Shares, and any other terms individually agreed to in writing by the parties.

    6. Company's Rights. The existence of the Shares and/or this Plan shall not affect in any way the rights of the Company to conduct its business.


    7. Disclosure. Each Consultant agrees to having read and fully considered the disclosures under Exhibit "A" attached hereto and incorporated herein by reference.

    8. Amendments. This Plan may not be amended unless by the written consent of Board.

    9. Governing Law. This Plan shall be governed by the laws of the State of Florida, and the sole venue for any action arising hereunder shall be Palm Beach County, Florida.

    10. Binding Effect. This Plan shall be binding upon and for the benefit of the parties hereto and their respective heirs, permitted successors, assigns and/or delegates.

    12. Captions. The captions herein are for convenience and shall not control the interpretation of this Plan.

    11. Cooperation. The parties agree to execute such reasonable necessary documents upon advice of legal counsel in order to carry out the intent and purpose of this Plan as set forth hereinabove.

    12. Gender and Number. Unless the context otherwise requires, references in this Plan in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular.

    13.  Severability.   In the event anyone or more of the
    provisions of this Plan shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Plan shall be construed as if such unenforceable provision had never been contained herein.


    By Order of the Board of Directors




                 2

       EXHIBIT "A"


    Item 1 - Plan Information

    (a)  General Plan Information

    1.  The title of the Plan is:  Consultant Services Plan
    ("Plan") and the name of the registrant whose securities are to be offered pursuant to the Plan is IRT Industries, Inc.
    ("Company").

    2.  The general nature and purpose of the Plan is to grant
    Consultants a total of 1,500,000 shares of the Common Stock of the Company as compensation for consultation services to be rendered to the Company.

    3. To the best of Company's knowledge, the Plan is not subject to any of the provisions of the Employee Retirement
    Income Security Act of 1974.

    4. The Company shall act as Plan Administrator. The Company's address and telephone number are - 555 S. Federal Highway Suite 200 Boca Raton, FL 33432 (561) 361-9227.The Company, as administrator of the Plan, will merely issue to the Consultant shares of Common Stock pursuant to the terms of the Plan.

    (b) Securities to be Offered. Pursuant to the terms of the Plan, 1,500,000 shares of the Company's Common Stock will be offered.

    (c)   Employees Who May Participate in the Plan.
    Consultants are the sole participants in this Plan.
    Consultants are eligible to receive the securities provided the securities have been registered or are exempt from registration under the Securities Act of 1933, as amended
    (the "Act").

    (d)   Purchase of Securities Pursuant to the Plan.   The
    Company shall issue and deliver the underlying securities to Consultants as soon as practicable.

    (e) Resale Restrictions. Consultants, after receipt of the Shares, may assign, sell, convey or otherwise transfer the securities received, subject to the requirements of the Act.

    (f)  Tax Effects of Plan Participation.  The Consultant
    Services Plan is not qualified under Sec. 401 of the Internal Revenue Code of 1986, as amended.

    (g)   Investment of Funds.  n/a
    (h) Withdrawal from the Plan; Assignment of Interest. Withdrawal or termination as to the Plan may occur upon mutual written consent of the parties. Consultant has the right to assign or hypothecate Consultant's interest in the Plan, subject to Plan provisions.

    (i)  Forfeitures and Penalties.  n/a
    (j)  Charges and Deductions and Liens Therefore.  n/a

    Item 2 -Registrant Information and Employee Plan Annual
    Information.

    Registrant, upon oral or written request by Consultants, shall provide, without charge, the documents incorporated by reference in Part II, Item 3 of Company's Form S-8 Registration Statement for the securities as well as any other documents required to be delivered pursuant to SEC Rule 428(b) (17 CFR Section 230.428(b)). All requests are to be directed to the Company at the address provided in paragraph (a)(4) above.




    EXHIBIT 24

    CONSENT OF INDEPENDENT AUDITORS


    E-4




    IRT Industries, Inc.


    We hereby consent to the incorporation by reference in this Registration Statement of IRT Industries, Inc. on Form S-8 of our report appearing in the Company's Annual Report on
    Form 10-KSB  for the fiscal year ended June 30, 1997.   We
    also consent to the reference to our Firm in such Registration Statement.




    _______________________
    Dohan & Company
    Certified Public Accountant
    Miami, Florida